Exhibit 3.1.2

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

NeuLion, Inc.
Corporate name / Dénomination sociale

369888-2
Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment.
JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

Aïssa Aomari
Deputy Director / Directeur adjoint
2010-09-28
Date of Amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4 Articles of Amendment Canada Business Corporations Act (CBCA) (s. 27 or 177)	Formulaire 4 Clauses modificatrices Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177)

1	Corporate name Dénomination sociale
NeuLion, Inc.
2	Corporation number Numéro de la société
369888-2
3	The articles are amended as follows Les statuts sont modifiés de la façon suivante

The corporation amends the description of classes of shares as follows: La description des catégories d’actions est modifiée comme suit See attached schedule / Voir l'annexe ci-jointe

4	Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur on un dirigeant de la société.

Original signed by / Original signé par Roy E. Reichbach
Roy E. Reichbach 416-368-6464

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA).
Nota : Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ on d’un emprisonnement maximal de six mois. ou de ces deux peines (paragraphe 250(1) de la LCSA).

IC 3069 (2008/04)

Schedule / Annexe
Description of Classes of Shares / Description des catégories d'actions

The Corporation is authorized to amend the articles of the Corporation to create Class 3 Preference Shares having such share conditions as set out in Schedule A annexed hereto and amend the share provisions of the Common Shares, Class 1 Preference Shares and Class 2 Preference Shares of the Corporation so that the provisions set out in the annexed Schedule A replaces all prior share provisions of the articles of the Corporation.

SCHEDULE A

1. COMMON SHARE PROVISIONS

The Corporation is authorized to issue an unlimited number of Common Shares.   The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

A. DIVIDENDS

Dividends:   The holders of the Common Shares will be entitled to receive dividends if, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine.   Subject to the rights of the holders of Class 1 Preference Shares, Class 2 Preference Shares, Class 3 Preference Shares and any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

B. LIQUIDATION

Liquidation:   In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common Shares will, subject to the rights of the holders of Class 1 Preference Shares, Class 2 Preference Shares, Class 3 Preference Shares and any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Common Shares, be entitled to participate in the distribution.   Such distribution will be made in equal amounts per share on all the Common Shares at the time outstanding without preference or distinction.

C. VOTING

Voting:   The holders of the Common Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share held at all such meetings.

2. CLASS 1 PREFERENCE SHARE PROVISIONS

The Corporation is authorized to issue an unlimited number of Class 1 Preference Shares. The rights, privileges, restrictions and conditions attaching to the Class 1 Preference Shares are as follows:

A. The Class 1 Preference Shares may at any time or from time to time be approved for issuance and be issued by the board of directors in one or more series.   Prior to the issue of the shares of any such series, the board of directors shall, subject to the limitations set out below, fix the number of shares authorized in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, such series including, without limitation:

(i) the rate, amount or method of calculation of dividends, if any, and whether the same are subject to adjustments;

(ii) whether such dividends are cumulative, partly cumulative or non-cumulative;

(iii) the dates, manner and currency of payments of dividends and the dates from which dividends accrue or become payable;

(iv) if redeemable, retractable or purchasable, the redemption, retraction, or purchase prices and the terms and conditions of redemption, retraction or purchase, with or without provision for sinking or similar funds;

(v) any conversion, exchange or reclassification rights; and

(vi) any other rights, privileges, restrictions and conditions not inconsistent with these provisions; the whole being subject to the receipt by the Director under the Canada Business Corporations Act of articles of amendment designating and fixing the number of Class 1 Preference Shares in such series and setting forth the rights, privileges, restrictions and conditions attaching to such series of Class 1 Preference Shares and the issue by the Director of a certificate of amendment with respect to the articles of amendment so filed.

B. The Class 1 Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, rank and be entitled to a preference over the Common Shares and the shares of any other class ranking junior to the Class 1 Preference Shares.

C. The holders of Class 1 Preference Shares shall not, as such, have any pre-emptive right to subscribe for, purchase or receive any part of any issue of securities of the Corporation now or hereafter authorized.

3. CLASS 2 PREFERENCE SHARE PROVISIONS

The Corporation is authorized to issue an unlimited number of Class 2 Preference Shares. The rights, privileges, restrictions and conditions attaching to the Class 2 Preference Shares are as follows:

A. The Class 2 Preference Shares may at any time or from time to time be approved for issuance and be issued by the board of directors in one or more series.   Prior to the issue of the shares of any such series, the board of directors shall, subject to the limitations set out below, fix the number of shares authorized in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, such series including, without limitation:

(i) the rate, amount or method of calculation of dividends, if any, and whether the same are subject to adjustments;

(ii) whether such dividends are cumulative, partly cumulative or non cumulative;

(iii) the dates, manner and currency of payments of dividends and the dates from which dividends accrue or become payable;

(iv) if redeemable, retractable or purchasable, the redemption, retraction, or purchase prices and the terms and conditions of redemption, retraction or purchase, with or without provision for sinking or similar funds;

(v) any conversion, exchange or reclassification rights; and

(vi) any other rights, privileges, restrictions and conditions not inconsistent with these provisions; the whole being subject to the receipt by the Director under the Canada Business Corporations Act of articles of amendment designating and fixing the number of Class 2 Preference Shares in such series and setting forth the rights, privileges, restrictions and conditions attaching to such series of Class 2 Preference Shares and the issue by the Director of a certificate of amendment with respect to the articles of amendment so filed.

B. The Class 2 Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, rank and be entitled to a preference over the Common Shares, the Class 1 Preference Shares, and the shares of any other class ranking junior to the Class 2 Preference Shares.

C. The holders of Class 2 Preference Shares shall not, as such, have any pre-emptive right to subscribe for, purchase or receive any part of any issue of securities of the Corporation now or hereafter authorized.

4. CLASS 3 PREFERENCE SHARE PROVISIONS

The Corporation is authorized to issue a maximum number of 17,176,818 Class 3 Preference Shares. The rights, privileges, restrictions and conditions attaching to the Class 3 Preference Shares are as follows:

A. DIVIDENDS

(i) Cumulative Dividends:   The holders of the Class 3 Preference Shares, in priority to the holders of Common Shares, Class 1 Preference Shares, Class 2 Preference Shares and all other shares ranking junior to the Class 3 Preference Shares, will be entitled to receive and the Corporation will pay thereon, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends, fixed preferential cumulative dividends at the rate of 8% per annum on the Redemption Amount (as hereinafter defined) per share for a period of five years from the date of issuance.   Dividends will be prorated for stub periods.

(ii) Dividends Preferential:   Except with the consent in writing of the holders of a majority of the Class 3 Preference Shares outstanding, no dividend will at any time be declared and paid on or set apart for payment on the Common Shares, Class 1 Preference Shares, Class 2 Preference Shares or on any other shares ranking junior to the Class 3 Preference Shares in any financial year unless and until the cumulative dividends stated in clause 4.A(i) on all the Class 3 Preference Shares outstanding have been declared and paid or set apart for payment.

(iii) Equivalent Dividends on Common Shares:   In addition to clause 4.A(i) holders of Class 3 Preference Shares will also be entitled to receive pari passu dividends paid to the holders of Common Shares if, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends.   A holder of a Class 3 Preference Share shall be entitled to receive a dividend on such share equal to the product of the Common Share Equivalent multiplied by the per share dividend declared on each Common Share.   The term "Common Share Equivalent", at any particular time, refers to that number of Common Share(s) which would be received by a holder of a Class 3 Preference Share upon a conversion at that time of such share(s) into Common Shares.

B. LIQUIDATION, ETC.

(i) Participation upon Liquidation, Dissolution or Winding Up:   In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (a "Liquidation Event"), the holders of the Class 3 Preference Shares will be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Class 3 Preference Shares held by them respectively before any amount is paid or any assets of the Corporation are distributed to the holders of any Common Shares, Class 1 Preference Shares, Class 2 Preference Shares or shares of any other class ranking junior to the Class 3 Preference Shares.   After payment to the holders of the Class 3 Preference Shares of the amount so payable to them as above provided such holders shall not be entitled to any further distribution from the Corporation.

C. VOTING

(i) The holders of the Class 3 Preference Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Share Equivalent (determined for each Class 3 Preference Share held by such holder) at all such meetings.

(ii) Except for matters where holders of the Class 3 Preference Shares are by law required or permitted herein to vote as a class, holders of Class 3 Preference Shares shall vote together with the holders of Common Shares as a single class.

D. RETRACTION

(i) Majority Holder Redemption:   Holders of the majority of the Class 3 Preference Shares will be entitled to require the Corporation to redeem, subject to the requirements of the Canada Business Corporations Act as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time all, but not less than all of the Class 3 Preference Shares held by all holders by tendering to the Corporation at its registered office the share certificates representing the Class 3 Preference Shares together with a request in writing (a "Majority Redemption Request") specifying (i) that the holders desire to have all, but not less than all of the Class 3 Preference Shares represented by such certificates redeemed by the Corporation, (ii) the business day (herein referred to as the "Redemption Date") on which the holders desire to have the Corporation redeem such Class 3 Preference Shares, and (iii) written authorization from holders holding not less than 50.1% of the Class 3 Preference Shares then outstanding supporting the Majority Redemption Request or minutes from a duly convened meeting of the holders of the Class 3 Preference Shares at which a majority of such holders passed a resolution to support the Majority Redemption Request.   The Redemption Date will be not less than 30 days (or such shorter period to which the Corporation may consent) after the day on which the Majority Redemption Request is given to the Corporation.   Upon receipt of the share certificates representing all of the Class 3 Preference Shares being redeemed by a holder, the Corporation will on the Redemption Date redeem such Class 3 Preference Shares by paying to such holder the Redemption Amount (as hereinafter defined) for each such Class 3 Preference Share being redeemed.   Such payment will be made by cheque or, with the consent of a majority of the holders, by any other means of immediately available funds.

(ii) Constraints:   Notwithstanding the foregoing:   (a) a Majority Redemption Request may only be issued after September 29, 2015 (the "Fifth Anniversary") and (b) any payments to be made pursuant to this clause 4D shall be subject to clause 4J.

E. REDEMPTION

(i) Redemption by Corporation:   The Corporation may, upon giving notice as hereinafter provided, redeem, subject to the requirements of the Canada Business Corporations Act at any time the whole or from time to time (subject to subsection (v) and the conversion provisions set forth in Section F below) any part of the then outstanding Class 3 Preference Shares from any one or more of the holders thereof as the board of directors may in its sole discretion determine on payment of CAD$0.60 for each share to be redeemed, plus all accrued and unpaid dividends thereon, the whole constituting and being herein referred to as the "Redemption Amount".

(ii) Idem:   In the case of redemption of Class 3 Preference Shares under the provisions of clause 4E(i) hereof, the Corporation will at least 21 days (or, if a majority of the holders of the Class 3 Preference Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) a notice in writing of the intention of the Corporation to redeem such Class 3 Preference Shares to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of Class 3 Preference Shares to be redeemed.   Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at the holder’s address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption. Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed.   On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Class 3 Preference Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Class 3 Preference Shares called for redemption.   Such payment will be made by cheque or, with the consent of any particular holder, by any other means of immediately available funds.   If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Class 3 Preference Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Class 3 Preference Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Class 3 Preference Shares will remain unaffected.   The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Class 3 Preference Shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada or in the United States, named in such notice, to be paid without interest to or to the order of the respective holders of such Class 3 Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class 3 Preference Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

(iii) Change of Control Redemption:   In the event of a Change of Control (as hereinafter defined), then subject to the conversion provisions set forth in Section F below, the Corporation shall forthwith redeem at any time the whole of the then outstanding Class 3 Preference Shares from the holders thereof on payment of the Redemption Amount in respect of each such share.

(iv) For the purposes of these Articles, a "Change of Control" means any one of:

a) the consummation of a merger, amalgamation, plan of arrangement or other transaction or series of related transactions resulting in the combination of the Corporation with or into another entity, where the shareholders of the Corporation immediately prior to any such transaction(s) directly or indirectly do not continue to hold more than a 50% voting interest in the continuing or surviving entity immediately following such transaction or series of related transactions and no shareholder who held less than a 50% voting interest in the Corporation before such event holds directly or indirectly more than a 50% voting interest in the continuing or surviving entity immediately following such event,

b) a sale or transfer of all or substantially all of the Corporation’s assets (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), or

c) an exclusive license of all or substantially all of the Corporation’s intellectual property (other than a license to a wholly-owned subsidiary of the Corporation);
provided, in each case, that the transaction is entered into at arm’s length with all shareholders of the Corporation and provided, however, that a transaction will not constitute a Change of Control if:

i) its sole purpose is to change the jurisdiction of the Corporation’s incorporation; or

ii) it will create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction;

iii) the principal purpose of the transaction is a bona fide equity financing transaction and no one Person will hold a majority of the Corporation’s shares after completion of the transaction; or

iv) a majority of the holders of the Class 3 Preference Shares and a majority of each other class of shares of the Corporation (determined separately on a class by class basis) determine that such event should not be treated as a Change of Control for the purposes of this provision.

(v) Constraints:   Notwithstanding the foregoing:   (x) the Corporation may only give notice to redeem Class 3 Preference Shares in accordance with clause 4E(ii) after the Fifth Anniversary and (y) any payments to be made pursuant to this clause 4E shall be subject to clause 4J.

F. CONVERSION

(i) Conversion Privilege:   Each issued Class 3 Preference Share may at any time (including after a notice of redemption is received but prior to the redemption date) be converted, at the option of the holder, into one Common Share (subject to variation in accordance with clause 4G(i), the "Conversion Ratio").   The conversion privilege herein provided for may be exercised by notice in writing given to the Corporation accompanied by a certificate or certificates representing the Class 3 Preference Shares in respect of which the holder thereof desires to exercise such right of conversion and such notice will be signed by the holder of the Class 3 Preference Shares in respect of which such right is being exercised and will specify the number of Class 3 Preference Shares which the holder desires to have converted.   Upon receipt of such notice the Corporation will issue certificates representing fully paid Common Shares upon the basis above prescribed and in accordance with the provisions hereof to the holder of the Class 3 Preference Shares represented by the certificate or certificates accompanying such notice.   In the event of conversion, all accrued but unpaid dividends on the Class 3 Preference Shares shall be paid in cash or as otherwise permitted by applicable law and shall not increase the Common Shares issuable upon such conversion.

(ii) Idem:   All Common Shares resulting from any conversion of Class 3 Preference Shares into Common Shares pursuant to clause 4.F(i) hereof will be deemed to be fully paid and non-assessable.

(iii) Automatic Conversion:   In the event of a Liquidation Event all of the issued and outstanding Class 3 Preference Shares shall automatically be converted into Common Shares at the Conversion Ratio where it is determined by the Corporation that the holder of a Class 3 Preference Share would receive greater consideration (based on the cash and or fair market value of publicly traded securities to be received) from the Corporation if such holder held the Common Share Equivalent in lieu of such Class 3 Preference Shares.   The Corporation shall, where this clause is operative, take such steps as may be required or are desirable to effect the conversion of the issued and outstanding Class 3 Preference Shares into Common Shares.

(iv) Majority Conversion:   Holders of a majority of the Class 3 Preference Shares will be entitled to require the holders of all Class 3 Preference Shares to convert their shares into Common Shares (at the Conversion Ratio) on a specified conversion date, by giving notice ("Mandatory Conversion Notice") to the Corporation.   Upon receipt of a Mandatory Conversion Notice the Corporation shall take such steps as may be required or are desirable (including filing articles of amendment) to convert the issued and outstanding Class 3 Preference Shares into Common Shares.   Any Mandatory Conversion Notice delivered to the Corporation shall be accompanied by written authorization from holders holding not less than 50.1% of the Class 3 Preference Shares then outstanding supporting the Mandatory Conversion Notice or minutes from a duly convened meeting of the holders of the Class 3 Preference Shares at which a majority of such holders passed a resolution to support the Mandatory Conversion Notice.

G. ANTIDILUTION

(i) If the Common Shares are subdivided, consolidated or if a stock dividend is paid or if such Common Shares are otherwise varied pursuant to a share capital reorganization, an equivalent change, as the board of directors may in its sole discretion determine, will be made to the Conversion Ratio or otherwise to the Class 3 Preference Shares or if a stock dividend is paid or if such Common Shares are otherwise varied pursuant to a share capital reorganization.

H. SPECIAL PROTECTION

(i) Protective Provisions:   Subject to applicable law, the approval of holders of 66% of the Class 3 Preference Shares (voting alone) shall be required to:

a) change the rights or terms of the Class 3 Preference Shares or increase the authorized number thereof; or

b) authorize, create or issue any security either preferential to or on parity with the Class 3 Preference Shares, including any Class 1 or Class 2 Preference Shares.

(ii) Declaration of Dividends:   The consent of holders of a majority of the Class 3 Preference Shares shall be required to pay any dividend to or redeem any preference shares (other than the Class 3 Preference Shares) or Common Shares (other than the payment of dividends on the Class 3 Preference Shares as contemplated above and other than purchases of Common Shares from employees or other service providers upon termination of service).

I. PRE-EMPTIVE RIGHTS

(i) Subject to applicable laws and the requirements of any stock exchange on which the Corporation’s securities may be listed and posted for trading, if any additional Common Shares are to be issued by the Corporation, the Corporation will first offer (the "Offer") such Common Shares to each of the holders of the Class 3 Preference Shares (individually, an "Investor" and collectively, the "Investors") by providing such Investor with notice, sent to the last address of the Investor shown on the books and records of the Corporation, of the Corporation’s intention to issue additional Common Shares and the number and class thereof to be so issued, the purchase price for each Common Share and the date of issuance (to the extent such facts are known by the Corporation).

(ii) Each Investor will have the right to purchase that proportion of the Common Shares so offered that is equal to the proportion of Class 3 Preference Shares owned beneficially or of record by the Investor to the aggregate issued Common Shares, Class 1 Preference Shares and Class 2 Preference Shares then outstanding at the date notice is given of such Offer.   Such right will be exercisable by the Investor by giving notice to the Corporation within five days of receipt of the notice from the Corporation.

(iii) In the event the Investor accepts the Offer, the Investor will take up and pay for all or any of the Common Shares to which the Investor is entitled on the closing of the transaction.

(iv) The rights of the Investors in this clause 4I will not apply to issuances of:

a) Common Shares issued or issuable:

i) upon the conversion of Convertible Securities (as defined below);

ii) upon the exercise of options granted pursuant to any stock option plan or other equity incentive plan, in either case approved by the board of directors;

iii) in conjunction with arm’s length debt financing (including, without limitation, commercial credit arrangements or equipment financing), acquisitions, joint ventures or strategic investments of the Corporation and its subsidiaries;

iv) as a dividend or distribution on any class of securities of the Corporation; or

b) any Common Shares or Convertible Securities issued pursuant to a bona fide arm’s length business acquisition by the Corporation, whether by merger, consolidation, purchase of assets, the sale or exchange of shares or otherwise.

(v) For the purposes of this clause 4I, "Convertible Securities" means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Shares.

J. TAXES

(i) Withholding Tax:   Notwithstanding any other provision of these Articles, the Corporation shall be entitled to deduct and withhold (and/or recover) from any amounts payable to holders of shares of the Corporation the amount of all Taxes which the Corporation may be required or permitted to deduct and withhold in accordance with applicable law.   All such withheld amounts shall be timely remitted to the relevant governmental authority and all such remitted amounts shall be treated as having been paid to the relevant holder.   For purposes hereof "Tax" means any local, domestic or foreign tax of any kind or nature whatsoever, any levy, impost, duty or other charge of a similar nature, and includes any sales tax, value-added tax, goods and services tax, transfer tax or withholding tax (including any penalty, interest, or addition to tax).

(ii) Shareholder Certification:   Each holder of shares of the Corporation shall provide such tax representations, information, or other documentation to the Corporation which may reasonably be considered by the Corporation to be required or advantageous in the context of the payment of a dividend, a transaction deemed to be a dividend for tax purposes, the conversion of any shares or in the event of a Liquidation Event.

(iii) Preferred Share Tax:   Notwithstanding any other provision of these Articles:

a. The amount of any dividend otherwise payable ("Dividend Entitlement") on the Class 3 Preference Shares shall be reduced to ensure that the sum of the dividend paid on such shares together with any Part VI.1 Tax (as defined below) imposed on the Corporation in respect of the dividend does not exceed the Dividend Entitlement.

b. The Corporation shall be entitled to reduce the amount otherwise payable ("Repurchase Entitlement") to a holder of Class 3 Preference Shares on a redemption, retraction, or repurchase of such shares by the amount that ensures that the sum of the amount paid by the Corporation to the holder in such a transaction together with any Part VI.1 Tax (as defined below) imposed on the Corporation in respect of the redemption, retraction, or repurchase transaction does not exceed the Repurchase Entitlement.

c. The term "Part VI.1 Tax" refers to the Part VI.1 tax imposed on the Corporation in respect of a dividend or a deemed dividend pursuant to the Income Tax Act (Canada) ("Tax Act").   The applicable Part VI.1. tax shall be calculated by the Corporation, acting reasonably, and by: (I) applying the maximum "dividend allowance" (within the meaning of subsection 191.1(2) of the Tax Act) to which the Corporation is entitled; and (II) net of the maximum credit for such tax to which the Corporation is entitled pursuant to the mechanism in paragraph 110(1)(k) of the Tax Act.

d. The maximum dividend allowance in paragraph C(I) shall be calculated on the basis that (I) the Corporation is not associated (within the meaning of the Tax Act) with any other corporation; and (II) no dividends or deemed dividends have been paid by the Corporation on any other class of shares of the Corporation.

e. The Part VI.1 tax will be allocated, for purposes of this Section J(iii), to the holders of Class 3 Preference Shares pro rata for each fiscal year of the Corporation.   A holder's pro rata share is determined by dividing the total amount of dividends (including deemed dividends) the holder of Class 3 Preference Shares was entitled to receive in respect of those shares in the applicable fiscal year of the Corporation but for this Section J(iii), by the total amount of dividends (including deemed dividends) all holders of Class 3 Preference Shares were entitled to receive in respect of those shares in that fiscal year but for this Section J(iii).

f. Notwithstanding any other provision of these share conditions, the amount by which any payment to a holder of Class 3 Preference Shares is reduced pursuant to this Section J(iii) will not be considered part of the amount paid or payable to such holder on account of a dividend on such shares or proceeds in respect of the redemption, retraction or repurchase of such shares, as applicable, and the amount of the dividend or proceeds, as the case may be, will be the reduced amount calculated in accordance with this section.

g. At least 10 business days prior to any payment being made by the Corporation that would involve a reduction in accordance with this Section J(iii), the Corporation will provide to each affected holder of Class 3 Preference Shares (at its address shown on the books of the Corporation) its calculation of any payments to be made to the holders of Class 3 Preference Shares and a detailed calculation of the Part VI.1 tax.   Affected holders shall be entitled to discuss the calculation of the adjustments pursuant to this Section J(iii) with the Corporation.